Trailmark Series Trust 485BPOS

Exhibit 99.(h)(2)(b)

SCHEDULE A-1

 to the

 EXPENSE LIMITATION AGREEMENT (this “Agreement”)

between

Trailmark Series Trust (the “Trust”)
and

IDX Advisors, LLC

This Agreement relates to the following series of the Trust:

Fund	Maximum Annual Operating Expense Limit	Effective Date	Expiration Date
IDX Adaptive Opportunities Fund	1.79%	October 19, 2022	April 30, 2027

Trailmark Series Trust

By:	Brandon Byrd	13/04/2026
Name:	Brandon Byrd
Title:	President

IDX Advisors, LLC

By:	Andrew Swan	14/04/2026
Name:	Andrew Swan
Title:	Chief Executive Officer

Signature:	Signature:

Email: bbyrd@trailmark.us	Email: aswan@idx-us.com